EXHIBIT 99.1


                   PEOPLE'S LIBERATION ANNOUNCES THIRD QUARTER
                             2006 FINANCIAL RESULTS

         o        NET SALES INCREASE 52.5% SEQUENTIALLY TO $5.1 MILLION

         o        ACHIEVE   PROFITABILITY   WITH  NET  INCOME  OF  APPROXIMATELY
                  $133,000

         o        GROSS MARGIN INCREASES TO 46.5% FROM 39.1%

LOS ANGELES--(BUSINESS WIRE)--November 13, 2006--People's Liberation, Inc. (OTCBB:PPLB), designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today announced financial results for the third quarter ended September 30, 2006.


Net sales for the third quarter of 2006 were $5.1 million, a 52.5% sequential increase over net sales of $3.3 million reported in the second quarter of 2006. Net sales increased as a result of the continued growth and market acceptance of both the People's Liberation and William Rast brands. Net income for the third quarter of 2006 increased to approximately $132,800, compared to a net loss of approximately $411,000, in the second quarter of 2006. The Company's improvement in net income was due to increased sales and gross profit, and was partially offset by increased selling and general administrative expenses incurred to promote the Company's People's Liberation and William Rast brands.

"We are delighted with our exceptional growth in the third quarter of 2006. This is the first quarter the Company has reported net income on a consolidated basis since we became a public reporting entity after the completion of our reverse merger transaction in November 2005," said Mr. Guez, Chairman and Chief Executive Officer. "Our performance confirms the growing market awareness of our brands and the success of our strategic initiatives, including the expansion of our distribution channels for both brands and the increased awareness of our non-denim product categories. Retail placement at department stores and boutiques continues to increase and we are expanding our international distribution. In addition, we launched our new e-commerce websites:
WWW.PEOPLESLIBERATION.COM and WWW.WILLIAMRAST.COM. The websites showcase each brand's men's and women's collections, including premium denim jeans, skirts, knit tops, jackets and tracksuits, a selection of which is available for purchase online. We expect the websites to attract new customers and increase existing loyalty to our brands."

Mr. Guez continued, "We are making significant progress in our non-denim product categories. The William Rast 2007 Spring Collection, which was unveiled during Fashion Week in Los Angeles in October, features an exciting assortment of knits, wovens and outerwear to complement the brand's core high-end denim. We see a tremendous opportunity to further develop our business through product category expansion and believe that we are well on our way to turning People's Liberation and William Rast into leading premium lifestyle brands."

Gross profit in the third quarter of 2006 increased to $2.4 million, an 81.4% sequential increase over the gross profit of $1.3 million reported in the second quarter of 2006. Third quarter gross margin increased to 46.5% from 39.1% in the second quarter of 2006, primarily due to a seasonal change in our product mix and economies of scale achieved in the manufacturing process.

Operating expenses were $2.2 million in the third quarter of 2006, a 28% increase over operating expenses of $1.7 million reported in the second quarter of 2006. Operating expenses as a percentage of sales decreased to 44.1% as compared to 52.6% in the second quarter of 2006.


CONFERENCE CALL
People's Liberation will host a conference call today, November 13, 2006, to discuss its third quarter 2006 financial results at 1:30 p.m. PT. Participating in the call will be Danny Guez, Chairman and Chief Executive Officer, Ted Houston, President, and Darryn Barber, Chief Financial Officer. The earnings release will be broadcast live over the Internet hosted at the www.earnings.com and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-289-0726 to access the live call. A telephonic playback will be available from 7:30 p.m. ET on November 13, 2006 through 11:59 p.m. PT on November 27, 2006 by calling 888-203-1112 to access the playback; pass code is 4238421.

About People's Liberation, Inc.

People's Liberation, Inc. designs, markets and sells high-end casual apparel under the brand names "People's Liberation" and "William Rast." The majority of the merchandise the Company offers consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, the Company distributes its merchandise to better department stores and boutiques, such as Nordstrom, Bloomingdales, Saks Fifth Avenue, Neiman Marcus, Lisa Klein, Lulu's Boutique, Atrium and Fred Segal. Internationally, in select countries, the Company sells its products directly and through distributors to better department stores and boutiques, such as Mitsukoshi and TNT in Canada. The Company is headquartered in Los Angeles, California.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the belief of the Company that they are well on their way to turning People's Liberation and William Rast into leading premium lifestyle brands. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for the Company's People's Liberation and William Rast products, the introduction of new products, the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the

Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

---------------------
CONTACT:
People's Liberation
Darryn Barber, 213 745-2123
dbarber@peopleslib.com

Integrated Corporate Relations
Andrew Greenebaum, 310-954-1100
agreenebaum@icrinc.com
or
Patricia Dolmatsky, 310-954-1108
pdolmatsky@icrinc.com

                            PEOPLE'S LIBERATION, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)

                                                                   SEPTEMBER 30,
                                                                        2006
                                                                   -------------
Cash and cash equivalents ......................................      $ 1,347
Due from factor and accounts receivable ........................      $ 3,409
Inventories ....................................................      $ 2,021
Total current assets ...........................................      $ 6,841
Total assets ...................................................      $ 7,623

Accounts payable and accrued expenses ..........................      $ 1,956
Total current liabilities ......................................      $ 1,956
Total liabilities ..............................................      $ 1,997
Total stockholders' equity .....................................      $ 5,625
Total liabilities and equity ...................................      $ 7,623


                            PEOPLE'S LIBERATION, INC.
                      Consolidated Statements of Operations
              (all numbers in $000's, excluding numbers per share)

                                                 Three Months Ended       Nine Months Ended
                                                   September 30,            September 30,
                                                --------------------    --------------------

                                                  2006        2005        2006         2005
                                                --------    --------    --------    --------
Net sales ...................................   $  5,064    $  1,724    $ 11,530    $  2,934
Cost of goods sold ..........................      2,710         886       6,564       1,678
                                                --------    --------    --------    --------
   Gross profit .............................      2,354         838       4,966       1,256


Selling expenses ............................        655         354       1,443         600
Design and production .......................        594         265       1,732         402
General and administrative ..................        986         267       2,415         377
                                                --------    --------    --------    --------
   Total operating expenses .................      2,235         886       5,590       1,379


Income (loss) from operations ...............        119         (48)       (624)       (123)
Interest (income) expense and other .........        (14)         14         (56)         25
                                                --------    --------    --------    --------
Income (loss) before income taxes ...........        133         (62)       (568)       (148)
Provision for income taxes ..................       --           108           2         108
                                                --------    --------    --------    --------
Net income (loss) ...........................   $    133    $   (170)   $   (570)   $   (256)
                                                ========    ========    ========    ========

Basic and diluted income (loss) per share (1)   $   0.00    $   --      $  (0.02)   $   --
                                                ========    ========    ========    ========

Basic and diluted weighted average common
   shares outstanding (1) ...................     34,371        --        33,770        --
                                                ========    ========    ========    ========

(1) Reflects the reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2006, which became effective on January 5, 2006.